UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2014

Shutterstock, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35669	80-0812659
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Fifth Avenue, 21st Floor
New York, New York 10118
(Address of principal executive offices, including zip code)

(646) 419-4452 (Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

James Chou, the Chief Technology Officer of Shutterstock, Inc. (the “Company”) has informed the Company that, as of September 15, 2014, he amended his previously-announced pre-arranged stock trading plan to sell shares of the Company's Common Stock. Mr. Chou’s trading plan is designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934.

Mr. Chou advised the Company that his amended stock trading plan provides for selling up to 64,750 shares (subject to, among other things, the volume limitations imposed by applicable securities regulations), which represents approximately 45% of his current holdings of the Company’s Common Stock and options to purchase Common Stock.

The amended stock trading plan provides for sales of specified share amounts at specified market prices, subject to certain limitations. Sales pursuant to the amended stock trading plan are expected to begin as early as November 14, 2014 and will end no later than December 30, 2014. The amended stock trading plan may terminate sooner in accordance with its terms.

Mr. Chou has informed the Company that his sale of shares is being done for asset diversification, tax and estate planning, and charitable giving purposes.

In accordance with Rule 10b5-1, officers and directors of a public company may adopt a plan for selling stock of the public company. The plan may be entered into only when the officer or director is not in possession of material, non-public information about the company. The stock transactions under this plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. Except as may be required by law, the Company does not undertake to report on specific Rule 10b5-1 pre-arranged stock trading plans of Company officers, nor to report modifications or terminations of the aforementioned 10b5-1 Plan or the plan of any other individual.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHUTTERSTOCK, Inc.

Dated: September 18, 2014	By:	/s/ Timothy E. Bixby
Timothy E. Bixby Chief Financial Officer